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                                                                      EXHIBIT 99



                LOCAL FINANCIAL ANNOUNCES FILING OF REGISTRATION
                  STATEMENT FOR TRUST PREFERRED STOCK OFFERING


         Oklahoma City, Oklahoma; August 26, 1999--Local Financial Corporation (the "Company"), the bank holding company for Local Oklahoma Bank, National Association (the "Bank"), announced the filing of a registration statement with the Securities and Exchange Commission covering up to $30 million aggregate principal amount of Cumulative Trust Preferred Securities, liquidation amount of $25.00 per security, to be issued in an underwritten public offering to be managed by A.G. Edwards & Sons, Inc.

         The Trust Preferred Securities represent undivided beneficial interests in Local Financial Capital Trust I, which was established by the Company for the purpose of issuing the securities. Proceeds of the offering will be invested by the Trust in junior subordinated debentures of the Company. The Company will use the proceeds received by it for general corporate purposes, which may include capital contributions to the Bank to support its growth strategy and for working capital as well as acquisitions by the Company or the Bank, although we presently have no understandings that have not been announced with respect to any such acquisitions.

         The common stock of Local Financial Corporation is listed on the Nasdaq National Market under the symbol "LFIN".

         A registration statement, including the prospectus relating to the offering of the securities, has been filed with the Securities and Exchange Commission but has not yet become effective. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offer and sale of the securities may be made only by means of the prospectus.

Contact:          Richard L. Park, CFO
                  (405) 841-2298
                  Local Financial Corporation
                  3601 N.W. 63rd Street
                  Oklahoma City, Oklahoma  73116